SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH ASTERISKS (***).

MASTER SERVICE AGREEMENT

BY AND AMONG

SPARK HOLDCO, LLC

RETAILCO SERVICES, LLC

AND

NUDEVCO RETAIL, LLC

Dated Effective January 1, 2016

1

TABLE OF CONTENTS

INTRODUCTION1
AGREEMENTS1
1.Definitions and Interpretations    1
1.1Definitions.    1
1.2Interpretations.    1
2.Servco Services    2
2.1Provision of Services.    2
2.2Additional Services and Statements of Work.    2
2.3Improvements and Best Practices.    2
2.4Labor and Materials.    3
2.5Controls Environment.    3
2.6Audit Practices and Services.    3
2.7Agency Appointment.    3
3.Fees / Payment    3
3.1Fees.    3
3.2Expenses.    3
3.3Payment.    3
3.4Changes in Fees.    4
4.Service Level Agreements and Penalties    4
4.1Service Level Agreements (“SLAs”).    4
4.2Service Level Payments.    4
4.2.1Credits or Payments..    4
4.2.2Calculation of Penalties.    4

4.3Damages.    4
4.4Limit on Payments or Credits.    5
4.5SLA Reporting.    5
4.6Changes in SLAs.    5
5.Term and Termination    5
5.1Term.    5
5.2Client’s Termination Rights.    5
5.3Servco’s Termination Rights.    6
5.4Effect of Termination.    6
5.5Transition Services.    7
5.6Transfer of Assets and Personnel to Client After Termination.    7
5.7Assumption of Servco’s Performance Obligations.    7
6.Client Step-In Rights    8
6.1Client’s Right to Take Control.    8
6.1.1Appointment of Third Party.    8
6.1.2Step-In Notice.    8
6.1.3Duty to Assist.    8

i

6.1.4No Remuneration.    8
6.1.5Liability.    8
6.1.6Cessation of step-in.    8
6.1.7No Waiver of Termination Rights.    9
7.Reporting, Audit Rights and Governance    9
7.1Reports.    9
7.2Audits.    9
7.3Governance.    10
7.4Notice of Material Matters and Consultation.    10
7.5Audit Committee of Client.    10
8.Indemnification; Liability    11
8.1Indemnification by Servco.    11
8.2Indemnification by Client.    11
8.3Indemnification Procedures.    12
8.5Limitation on Damages.    12
8.6Consequential Damages.    13
8.7Disclaimer of Warranties.    13
8.8Pass-through Warranties.    13
8.9Data Accuracy Representation.    13
9.Transfers, Ownership and Licenses    13
9.1Initial Transfers of Assets, Intellectual Property and Contractual Rights.    13
9.2Transfer of Personnel.    14
9.3License to Client.    15
9.4License to Servco.    15
9.5Ownership of Intellectual Property and Assets.    16
9.6Client Intellectual Property.    16
10.Confidential Information    16
11.Governing Law.    17
12.Insurance    17
12.1Insurance.    17
13.Alternative Dispute Resolution Procedures    18
14.General    20
14.1Compliance with Laws.    20
14.2Representations.    20
14.3Force Majeure.    20
14.4Conflicts; Order of Precedence.    21
14.5Assignment; Subcontracting.    21
14.6Legal Notices.    21
14.7Publicity.    22
14.8Headings.    23
14.9Independent Contractors.    23
14.10Amendments and Waivers.    23
14.11Severability.    23

ii

14.12Counterparts.    23
14.13Entire Agreement.    23
14.14No Third-Party Beneficiaries.    23
14.15Survival.    24
14.16Record Keeping.    24
14.17Further Assurances.    24
14.18Guaranty of Nudevco Retail, LLC.

iii

MASTER SERVICE AGREEMENT
THIS MASTER SERVICE AGREEMENT (the “Agreement”) is entered into effective as of the 1st day of January, 2016 (the “Effective Date”), between RetailCo Services, LLC (“Servco”), a Texas limited liability company with its principal business address at 12140 Wickchester Lane, Suite 100, Houston, Texas 77079, and Spark Holdco, LLC (together with its Subsidiaries, “Client”), a Delaware limited liability company with its principal business address at 12140 Wickchester Lane, Suite 100, Houston, Texas 77079. Each of Servco and Client is sometimes referred to hereinafter as a “Party” and collectively as the “Parties”. NuDevco Retail, LLC (“NuDevco”), a Texas limited liability company with its principal business address at 12140 Wickchester Lane, Suite 100, Houston, Texas 77079, is an additional party to this Agreement solely for purposes of issuing the guaranty set forth in Section 14.18.
INTRODUCTION

1.	Client is engaged in the business of marketing and selling natural gas and electricity to residential and commercial customers.

2.	Client desires to outsource certain operational functions in the interest of obtaining such functions more efficiently and cost-effectively.

3.	Servco, an affiliate of Client, desires to assume responsibility for providing such functions to Client.

4.	Client desires to contract with Servco for the provision of, and Servco desires to provide certain services under, the terms and conditions of this Agreement.
NOW THEREFORE, for and in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
AGREEMENTS
1.Definitions and Interpretations
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
2.    Servco Services
2.1    Provision of Services. Subject to the terms and conditions provided herein and in consideration of Client’s payment of the applicable fees set forth herein, Servco shall provide the services described in Exhibit B and in any applicable statement(s) of work issued under Section 2.2 (collectively, the “Services”) to Client and its Subsidiaries. Servco shall perform the Services in accordance with the service level agreements set forth in Exhibit C and shall cause the Services to be performed: (a) with qualified personnel (as to training, skill and experience); (b) in a good, professional and workmanlike manner; (c) consistent with industry standards and generally accepted practices; and (d) with the experience and expertise necessary to provide the Services in accordance with this Agreement.
As a part of the Services, Servco will continue and complete the current initiatives and projects currently being implemented by Client’s information technology group as set forth on Exhibit B.
2.2    Additional Services and Statements of Work. If Servco offers and Client elects to purchase additional Services (“Additional Services”), such Additional Services shall be described in one or more additional statements of work (a “Statement of Work”), which Statement of Work will include any mutually agreed upon changes in the pricing (i.e. additional compensation) to compensate Servco for such Additional Services. Each mutually agreed upon Statement of Work shall be signed by Servco and Client and, without any further amendment, shall automatically be incorporated into this Agreement. If the proposed Additional Services or series of Additional Services are not reasonably expected to require Servco to (i) spend more than one thousand (1,000) hours of work to perform the Additional Services or series of Additional Services, (ii) hire additional personnel in order to provide such Additional Services, or (iii) acquire additional assets to perform such Additional Services, then no Statement of Work shall be required and shall be deemed included in the then existing fees and expenses being paid by Client to Servco. Otherwise, a Statement of Work shall be mutually agreed to between Client and Servco.
2.3    Improvements and Best Practices. Servco will respond reasonably, promptly and in good faith to reasonable requests for system enhancements and modifications to support business functionality desired by Client and shall exercise commercially reasonable efforts to accommodate such requests on commercially reasonable terms and rates for similar services (for both the up front and incremental ongoing costs of such additional services, whether in the form of additional Servco personnel or additional hardware or software requirements). If such improvements are not reasonably expected to incur up front or ongoing costs to the level set forth in the penultimate sentence of Section 2.2, no incremental costs will be charged to Client.
2.4    Labor and Materials. Servco shall perform all work necessary to provide the Services in accordance with this Agreement. Except as provided in this Agreement or in a Statement of Work, Servco shall furnish and pay for all labor, materials, services, facilities, equipment and computer resources necessary to provide the Services and meet its obligations under this Agreement, excluding the Assigned Assets to be transferred to Servco upon execution of this Agreement by Client and Servco.
2.5    Controls Environment. Servco shall maintain the existing internal controls of Client that are in place over those functions that are being outsourced to Servco as of the Effective Date as more fully set forth on Exhibit D, as such controls may be revised from time to time as mutually agreed to by the Parties. The Parties acknowledge that additional or improved controls may be necessary in the future to assist Client in meeting its obligations to certify its internal control environment as a part of its financial reporting obligations as a public company. Servco shall implement such additional internal controls as proposed by Client in consultation with Servco; provided that, the Parties shall mutually agree on any additional Fees that may be necessary to accommodate Servco for any such additional controls pursuant to a Statement of Work. Initial expenses incurred by Servco to achieve initial compliance with Sarbanes-Oxley shall be borne by Servco unless such expenses exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in which event the Parties shall mutually agree on a change to the Fees in Article 3 to mutually share in such cost.
2.6    Audit Practices and Services. Servco will perform an annual SSAE 16, SOC 1, Type II audit with regard to Servco’s billing and electronic data interchange service at its sole cost and expense and in compliance with the standards set forth by the American Institute of Certified Public Accountants. Servco will provide Client with the results of or reports produced from such audits as soon as practicable after completion of the audit, but in no event later than November 30, of each year for which the audit applies.
2.7    Agency Appointment. Solely with respect to the Services being provided by Servco on behalf of Client and solely to the extent necessary for Servco to provide such Services, Client hereby appoints Servco as its agent to act in Client’s name and on its behalf to enable Servco to provide the Services, including allowing Servco personnel to maintain and utilize Spark email addresses in their communications with utilities, customers, local distribution companies, independent system operators and others.
3.    Fees / Payment
3.1    Fees. Client shall pay Servco the fees and other charges set forth in this Agreement (including the Pricing Schedule set forth in Exhibit E and as may be amended in writing by the Parties or otherwise supplemented by schedules of fees attached to specific Statements of Work or other schedules of fees agreed to in writing by the Parties) for the Services provided under this Agreement or any Statement of Work (collectively, the “Fees”).
3.2    Expenses. Servco shall pay all expenses that are incurred by Servco in providing the Services to Client hereunder.
3.3    Payment. Within ten (10) days of the end of each month, Servco shall invoice Client for the Services provided during such month. Client shall pay the full amount set forth in each invoice within ten (10) days after receipt of the invoice by Client. If Client in good faith disputes any portion of the invoice, then Client shall notify Servco in writing as soon as reasonably practicable but no later than twenty (20) days from the date of Client’s receipt of the invoice, specifying the amount that is disputed, and setting forth in reasonable detail the basis for the dispute (an “Invoice Dispute Notice”). Any payment disputes shall be resolved in accordance with the alternative dispute resolution procedures set forth in Article 13.
3.4    Changes in Fees. The Parties acknowledge and agree that the initial Fees are a mutual attempt by the Parties to allocate risk and costs between Client and Servco. During the first two calendar quarter periods (i.e. the first six months) commencing on the Effective Date, the Fees as set forth in this Section 3 shall not be changed. Within thirty (30) days following the end of the 2nd calendar quarter of 2016, and each calendar quarter thereafter, the Parties will meet to address the sufficiency and reasonableness of the Fees and shall mutually agree to any amendments to the Fees to reflect changes in assumptions based on actual results during the first two calendar quarters and each subsequent calendar quarter thereafter. While the Parties are negotiating any changes to the Fees, the existing Schedule of Fees shall remain in full force and effect. Any amendments or changes to the Schedule of Fees shall be retroactive to the beginning of the calendar quarter in which changes to the Fees are mutually agreed to.
4.    Service Level Agreements and Penalties
4.1    Service Level Agreements (“SLAs”). Servco shall perform the services in accordance with the SLAs as set forth in Exhibit C.
4.2    Service Level Payments.
4.2.1    Credits or Payments. Client shall receive either a credit against subsequent invoices or a payment of cash (a “Penalty Payment”) upon the failure of Servco to meet the SLAs as set forth on Exhibit C. The Target column in Exhibit C will be utilized to determine the level of Penalty Payments upon which the credits or payments will be determined.
4.2.2    Calculation of Penalties.
i.Each month there will be a cap (the “SLA Penalty Cap”) which shall initially be equal to One Hundred Thirty Eight Thousand and No/100 Dollars ($138,000) on the total Penalty Payments that may be owed by Servco to Client. Annually on January 30 of each year in which this Agreement is in effect commencing in 2017, the SLA Penalty Cap shall be adjusted based on the Fees charged for the prior year pursuant to the following formula: (total Fees payable for Services in the prior year ÷ 12) * 10%.
ii.In order to calculate the Penalty Payment during a particular month, the Parties shall add the percentage under the Penalty Allocation Percentage column of Exhibit C for each SLA that Servco failed to meet the required level during the applicable month and multiply the sum of such percentages by the SLA Penalty Cap, but in no event shall the Penalty Payment exceed the SLA Penalty Cap.
4.3    Damages. In addition to the Penalty Payments set forth in Section 4.2, if as a result of Servco’s failure to perform the services in accordance with the SLA’s as set forth in Exhibit C, Client suffers damages in an amount exceeding Five Hundred Thousand and No/100 Dollars ($500,000), Servco agrees to pay to Client the damages suffered by Client less any Payment Penalties credited or paid by Servco to Client during the period of time such damages were incurred (the “Damage Penalty”).
4.4    Limit on Payments or Credits. In no event shall the total of all Penalty Payments and Damage Penalties applicable to performance in any twelve (12) month calendar period exceed the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000).
4.5    SLA Reporting. Within fifteen (15) days following the end of each month, Servco shall provide a monthly report to Client on Servco’s performance and compliance with each SLA for such month, including the amount of SLA failures and the resulting Penalty Payments. Servco shall also provide Client with an annual report no later than February 15 of the following year detailing for each SLA failure the amount of Penalty Payments for the applicable reporting year.
4.6    Changes in SLAs. The Parties acknowledge and agree that the initial SLAs were established in an attempt to match the performance of Client’s personnel or the contractual requirements of Client’s third party service providers, if applicable, as of the Effective Date. Within thirty (30) days following the end of the first calendar quarter subsequent to the Effective Date, the Parties will meet to address the SLAs applicable during such calendar quarter to determine whether the SLAs need to be modified and shall mutually agree to any amendments to the SLAs as appropriate to reflect changes in assumptions based on actual results during the calendar quarter of operations under this Agreement. Within thirty (30) days following the end of each subsequent calendar quarter, the Parties will meet to address the SLAs applicable during the previous calendar quarter to determine whether any changes to such SLAs should be made. Any such change shall be mutually agreed to by the Parties in writing. While the Parties are negotiating any changes to the SLAs, the existing SLAs shall remain in full force and effect. Unless otherwise expressly agreed to in writing by the Parties, any amendments or changes to the SLAs shall be retroactive to the beginning of the calendar quarter in which a change to the SLAs are mutually agreed to.
5.    Term and Termination
5.1    Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of one (1) year thereafter (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (“Renewal Terms”) unless terminated earlier in accordance in this Article 5. Collectively, the Initial Term and each successive Renewal Term shall be referred to herein as the “Term”.
5.2    Client’s Termination Rights. Client may terminate this Agreement:

(a)	upon thirty days (30) prior written notice to Servco for convenience and without cause;

(b)	immediately upon a material breach of this Agreement by Servco and written notice to Servco, which breach has not been cured by Servco after thirty (30) days prior notice of such breach;

(c)	upon written notice if Servco is unable for any reason to resume performance of the Services within sixty (60) days following the occurrence of an event of Force Majeure; and

(d)
upon written notice if:     (i) Servco files any petition in bankruptcy; (ii) Servco has an involuntary petition in bankruptcy filed against it that is not both challenged and dismissed within any legally permitted time period after filing, or avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or liquidation proceeding, such as a Chapter 7 bankruptcy; (iii) Servco becomes insolvent; (iv) Servco makes a general assignment for the benefit of creditors; (v) Servco admits in writing its inability to pay its debts as they mature; (vi) Servco has a receiver appointed for its assets; (vii) Servco announces that it will stop conducting business, or actually stops doing so; or (viii) Servco has any significant portion of its assets attached.

5.3    Servco’s Termination Rights. Servco may terminate this Agreement:

(a)	upon thirty days (30) prior written notice to Client for convenience and without cause;

(b)	immediately upon a material breach of this Agreement by Client and written notice to Client, which breach has not been cured by Client after thirty (30) days prior notice of such breach;

(c)	upon written notice if Servco is unable for any reason to resume performance of the Services within sixty (60) days following the occurrence of an event of Force Majeure; and

(d)
upon written notice if:     (i) Client files any petition in bankruptcy; (ii) Client has an involuntary petition in bankruptcy filed against it that is not both challenged and dismissed within any legally permitted time period after filing, or avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or liquidation proceeding, such as a Chapter 7 bankruptcy; (iii) Client becomes insolvent; (iv) Client makes a general assignment for the benefit of creditors; (v) Client admits in writing its inability to pay its debts as they mature; (vi) Client has a receiver appointed for its assets; (vii) Client announces that it will stop conducting business, or actually stops doing so; or (viii) Client has any significant portion of its assets attached..

5.4    Effect of Termination. Upon termination of this Agreement for any reason (subject to any applicable Transition Period, in which event the following provisions, shall not apply until the end of such Transition Period): (a) Servco shall immediately cease providing the Services to Client and all licenses granted hereunder shall terminate; (b) Client shall return to Servco all of Servco’s Confidential Information and shall, at Servco’s option, delete, destroy, or permanently erase any software installed in Client’s computer systems downloaded from the Services or from Servco in connection with the provision of the Services to Client by Servco; (c) Servco shall return to Client and, upon direction from the Client, destroy all remaining copies of Customer Data, Client Intellectual Property and other Client Confidential Information; and (d) Client shall promptly pay to Servco all unpaid fees due and owing.
5.5    Transition Services. Upon termination of this Agreement, unless otherwise requested by Client, Servco will reasonably cooperate with Client and provide reasonable assistance and information to enable Client to transition to a new platform and/or service provider, as applicable, and to continue to provide the Services in accordance with the terms hereof until such transition is complete (collectively the “Transition Services”). Such Transition Services will be provided at Servco’s then-current Fees (i.e., the Fees in effect at the time that notice of termination is given, regardless of whether the parties have begun discussions to renegotiate Fees under Section 3.4) and at the then current SLAs (i.e., the SLAs in effect at the time that notice of termination is given, regardless of whether the Parties have begun discussions to renegotiate SLAs under Section 4.6) for the Services rendered during the Transition Period. Transition Services shall be provided for so long as is necessary to enable Client to transition to a new platform and/or service provider (the “Transition Period”), provided that in no event shall the Transition Period exceed six (6) months from the effective date of termination of this Agreement. The terms and provisions of this Agreement, including Article 3 (excluding Section 3.4) and the SLAs thereunder (excluding Section 4.6), shall continue to apply with respect to Services during the Transition Period.
5.6    Transfer of Assets and Personnel to Client After Termination. Upon any termination of this Agreement or during a Transition Period under Section 5.5, and without prejudice to any other remedy Client may have hereunder, Client shall be entitled to cause Servco to assign to Client or its designee (i) all of the Assigned Assets that were transferred by Client to Servco, (ii) any future or additional assets that were paid for by Client as provided in Section 2.2 or Section 9.1 and (iii) any additional Client Work Made for Hire and Client Work Product created during the Term, in each case in (i), (ii) and (iii) to the extent they still exist, and (iii) Servco’s then existing personnel (collectively, the “Servco Infrastructure”). Servco shall assist the Client in the transfer of the Servco Infrastructure to Client including without limitation: (a) the execution of transfer and assignment documentation sufficient to give Client good and marketable title to assets being assigned and rights under all agreements necessary to operate the Servco Infrastructure; (b) access to all information of Servco including Confidential Information data and records as may be requested to effect the transfer; (c) the transfer of the employees of Servco to Client; and (d) making the Servco workforce available to provide transition assistance to Client.
5.7    Assumption of Servco’s Performance Obligations. At the end of any applicable Transition Period, Client shall assume responsibility for Servco’s operations, including the provision of similar Services to Client and to any other customer of Servco under Servco’s existing customer contracts and at the same rates such Services are being provided to such customers and under the terms and provisions of the third party customer contracts Servco has with such customers. Servco agrees that with respect to any third parties, including Affiliates of Servco, any agreements to provide services to such third parties by Servco will include provisions substantially the same as those set forth in Sections 5.2 and 5.3 (Termination Rights) and the rights of the Parties under Sections 3.4 (Change to Fees), 4.6 (Changes to SLAs) and Section 5.5 (Transition Services) as set forth in this Agreement and will include pricing provisions which would allow Client, if it is ever required to assume Servco’s obligations as set forth in this Section 5.7), to recover its full costs of providing services to such third parties plus five percent (5%).
6.    Client Step-In Rights
6.1    Client’s Right to Take Control. Without prejudice to any other remedy Client may have hereunder, Client may at its discretion take control of so much of the Services as is necessary for that function to be performed if:

(a)	If the sum of all Penalty Payments and Damage Payments under the Agreement exceed $2,000,000 in any rolling twelve (12) month period; or

(b)	Servco fails to meet any two of the Key SLAs (as defined below) for two (2) consecutive months.
For purposes of this Section 6.1, Key SLAs shall mean SLA No.s 2, 3, 4, 5 and 6 in Exhibit C. Servco shall continue to provide any remaining Services in accordance with this Agreement during any period in which step-in rights under this Section 6.1 are being exercised and shall continue to be compensated for the Services it continues to provide.
6.1.1    Appointment of Third Party. In connection with the exercise of the step-in rights in this Article 6, Client may obtain services similar to the Services elsewhere or may make any other arrangements considered necessary by the Client to obtain or maintain the applicable Services at Client’s required levels.
6.1.2    Step-In Notice. Client will give written notice (the “Step-In Notice”) to Servco as soon as practicable of its intention to exercise its rights under Article 6. This Step-In Notice shall include: (a) the reason for exercising such rights in reasonable detail; (b) details of the third party; and (c) description of the intended contract with any third party.
6.1.3    Duty to Assist. Servco shall assist the Client and the third party in the exercise of Client’s step-in rights including: (a) facilitating access to Servco’s relevant files and systems as required by the Client or the third party selected by Client after such third party’s execution of a confidentiality agreement reasonably acceptable to Servco; (b) providing access to Client’s Confidential Information, information, data and records as required by the Client or the third party selected by Client after such third party’s execution of a confidentiality agreement reasonably acceptable to Servco; and (c) making Servco personnel available to provide information and assistance as required by Client or the third party selected by Client.
6.1.4    No Remuneration. Servco is not entitled to receive Fees, charges or any remuneration whatsoever that relate to the Services performed by the Client or any third party under this Article 6, other than the Fees payable by Client to Servco for any Services not being performed by Client or such third Party.
6.1.5    Liability. Neither the Client nor third party is liable to Servco for any act or omission during the period of step-in unless the act or omission is caused by Client’s or such third party’s negligence or willful misconduct.
6.1.6    Cessation of step-in. The step-in rights shall cease when: (a) Client determines, in its absolute discretion, that Servco has the ability to meet the SLAs; (b) the Agreement is terminated by the Client or Servco; or (c) the Term expires with the passing of time.
6.1.7    No Waiver of Termination Rights. Nothing in this Article 6 prevents either Party from being entitled to give notice of termination.
7.    Reporting, Audit Rights and Governance
7.1    Reports. In addition to the monthly and annual SLA reports issued pursuant to Section 4.5, Servco shall provide the following reports to Client within fifteen (15) days after the end of the applicable reporting period or earlier, as reasonably required by Client :
Update on implementation of internal controls structure at Servco.

Accounting reports as needed to close Client’s books within the applicable accounting window.

Collateral mark to market report by the 3rd Business Day of each month. Collateral unbilled and accounts receivable by the 6th Business Day of each month.

Lykos month-end reporting starting on the third Business Day of each month.

Applicable reports to support the risk and supply group feeds to Sirius.

Applicable reports to Client’s regulatory group regarding disconnections and reconnections for non-payment of bills for reporting to the Public Utility Commission of Texas.

Month-over-Month Call Center metrics report (provides trending on various KPIs.

Monthly CSAT/OOP detail reporting.

Reporting (weekly, monthly and on demand) reconciliations of revenue, payments, volume, counts, aging and adjustments to their respective amounts across systems.  This reconciliation will occur between the respective CIS application (all systems used by Spark and associated brands), Gnosis 2 and Lykos by the close of the 2nd business day of each month.   When variances occur, both parties agree to work in good faith to resolve in mutually agreed timeframes.
In addition, Servco shall make available to Client as needed access to Client’s customer and other operating information.
7.2    Audits. Upon reasonable advanced written notice to Servco, Servco shall allow Client to:

(a)	Audit compliance with this Agreement (including internal controls testing) and applicable law at least twice during each calendar year;

(b)
Access Servco’s records and supporting documentation as may be requested to audit and determine if Fees, Penalty Payments and SLA performance are accurate and are being calculated in accordance with this Agreement at least once per calendar year; and

(c)
Audit, evaluate and inspect Servco’s books and records and interview Servco’s personnel as may be reasonably necessary to allow Client to prepare any audit of Client’s financial statements or to comply with any requirements of any regulatory agency, regulator or related inquiry or proceeding.

7.3    Governance. The Parties shall establish an executive committee consisting of the Chief Executive Officer and Chief Operating Officer (or functional equivalent) of each of Client and Servco which shall meet monthly as soon as practicable after the monthly reports under Section 4.5 and 7.1 have been delivered to Client but in no event later than the 20th day of each calendar month for the purpose of reviewing the monthly, quarterly and annual reports, as applicable, and to discuss and evaluate any material decisions or changes in Servco’s business and the Services.
7.4    Notice of Material Matters and Consultation. Servco shall give ten (10) days prior written notice to Client prior to the occurrence of the following:

(a)	termination or material amendment of any material contract of Servco utilized in performing the Services;

(b)	change in the employment status of any of the top five (5) managers of Servco, unless such change is for cause;

(c)
termination or engagement of any vendor or service provider of a material nature or which would provide in excess of $500,000 of services in any twelve (12) month period of which Client is a significant recipient;

(d)	acquisition, upgrade or termination of any system used by Servco to provide the Services to Client;

(e)	annual compensation, bonus and equity incentive grants for the top five (5) managers of Servco; and

(f)	material change in any existing business method or method of operations.
Upon written notice to Servco, Client shall be entitled to a formal consultation regarding any of the foregoing matters. Servco shall provide Client with such additional information as may be reasonably requested by Client in connection with the matter prior to any consultation under this Section 7.4. Servco shall in good faith consider any suggestions or recommendations made by Client with respect to any of the foregoing, it being agreed that the final decision with respect thereto shall be in Servco’s reasonable discretion.
7.5    Audit Committee of Client. Upon written request of Client or the Audit Committee of the Board of Directors of Client, Servco shall present the annual reports required pursuant to Section 7.1 to the Audit Committee at a time reasonably convenient to the Audit Committee and Servco, which time may be at the first meeting of the Audit Committee in each calendar year. At any such meeting, the Chief Executive Officer (or functional equivalent) of Servco shall attend and shall respond to all reasonable inquiries of the Audit Committee.
8.    Indemnification; Liability
8.1    Indemnification by Servco. Servco hereby agrees to indemnify, hold harmless and defend Company, its Subsidiaries, and any member, director, officer, employee or agent thereof, from and against all third-party claims, demands, actions, losses, damages or expenses (including reasonable attorney’s fees and court costs related to such defense) (collectively “Liabilities”) arising out of or resulting from:

(a)	willful misconduct or negligence of Servco, its affiliates and subcontractors and their personnel and agents;

(b)	bodily injury or death of any Person or damage to real and/or tangible personal property caused by the acts or omission of Servco, its affiliates and subcontractors and their personnel or agents;

(c)	any breach of any of the Assigned Agreements by Servco that occurs subsequent to the Effective Date;

(d)	any breach of any representation, warranty, covenant or other obligation of Servco under this Agreement;

(e)
Servco’s infringement of any license, patent, trade secrets, copyrights, trademarks, service marks, trade names or any other intellectual property rights alleged to have occurred, related to the performance of the Services subsequent to the Effective Date;

(f)	employment claims made by the personnel and agents of Servco and its affiliates and subcontractors; and

(g)	any acts or omissions of Servco in providing Services to Persons other than Client.
8.2    Indemnification by Client. Client hereby agrees to indemnify, hold harmless and defend Servco, its affiliates (excluding any Subsidiaries of Spark Energy), and any member, director, officer, employee or agent thereof, from and against all Liabilities arising out of or resulting from:

(a)	willful misconduct or negligence of Client, its Subsidiaries and subcontractors and their personnel and agents;

(b)	bodily injury or death of any Person or damage to real and/or tangible personal property caused by the acts or omission of Client, its Subsidiaries and subcontractors and their personnel or agents;

(c)	any breach of any of the Assigned Agreements by Client that occurred prior to the Effective Date;

(d)	any breach of any representation, warranty, covenant or other obligation of Client under this Agreement;

(e)
Client’s infringement of any license, patent, trade secrets, copyrights, trademarks, service marks, trade names or any other intellectual property rights alleged to have occurred, related to its operations;

(f)	employment claims made by the personnel and agents of Client and its Subsidiaries;

(g)	any acts or omissions of Client while it is exercising its Step-In Rights pursuant to Article 6; and

(h)	any acts or omissions of Client in providing services to third parties, including Affiliates of Servco, pursuant to Section 5.7.

8.3    Indemnification Procedures. The Party seeking indemnity (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) promptly in writing of any claim for indemnification hereunder. At the Indemnifying Party’s cost and expense, the Indemnifying Party shall promptly take control of the defense of such claim, and shall defend such claim, including the control of the defense and all related settlement negotiations; provided that the Indemnified Party shall be fully released in connection with any final settlement and shall be entitled to approve the final settlement. The Indemnified Party shall provide the Indemnifying Party with reasonably requested assistance, information, and authority to perform the above. If the Indemnifying Party does not assume control of the defense of the claim for which indemnity is being sought, the Indemnified Party may defend such claim in such manner, as it deems appropriate at the cost and expense of the Indemnifying Party.
8.4    EXPRESS NEGLIGENCE DOCTRINE. The indemnification provisions in Sections 8.1(f) and 8.2(f) shall be enforceable regardless of whether the liability is based upon, and regardless of whether any person (including the person from whom indemnification is sought) alleges or proves, the sole, concurrent, contributory or comparative negligence of the person seeking indemnification.
8.5    Limitation on Damages. Each of the Parties shall be liable to the other for any damages arising out of its performance or failure to perform its obligations under this Agreement; provided, however, that the aggregate damages payable by either Party to the other Party hereunder shall not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000). This limitation expressly excludes the Parties’ indemnification obligations under this Article 8, the obligations to make Penalty Payments under Article 4 and the obligation to pay the Fees to Servco under Article 3.
8.6    Consequential Damages. Except in connection with a Party’s indemnification obligations hereunder applicable to third party claims, in no event shall any Party hereto be liable to the other Party for consequential, incidental, punitive, special, exemplary or indirect damages or expenses (including, without limitation, lost profits or other economic loss, lost reimbursements, lost data, or lost savings), even if such Party was advised of the possibility of the occurrence of such damages.
8.7    Disclaimer of Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND THE EXHIBITS AND STATEMENTS OF WORK HERETO, THE SERVICES ARE PROVIDED TO CLIENT ON AN “AS-IS” BASIS WITH NO WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, AND SERVCO AND ITS LICENSORS AND SUPPLIERS DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
8.8    Pass-through Warranties. Client shall to the extent reasonably possible and permissible, pass-through to Servco all available warranties for hardware, software and services assigned by Client to Servco. In addition, with respect to any assets assigned by Servco to Client pursuant to Section 5.6, Servco shall to the extent reasonably possible and permissible, pass-through to Client all available warranties for hardware, software and services applicable to such assets.
8.9    Data Accuracy Representation.
Servco represents and warrants that at all times during the Term, Customer Data will be (a) generated and maintained in the same or similar manner that Client generated and maintained such Customer Data prior to the Effective Date and will use commercially reasonable efforts to ensure the accuracy and completeness of such Customer Data consistent with Client’s prior practices, and (b) provided to Client in the same or similar manner that such Customer Data was provided to Client in meeting its financial reporting and other regulatory and legal obligations prior to the Effective Date of this Agreement.
“Customer Data” means all data and information that is submitted, directly or indirectly, to Servco by Client or generated, obtained or learned by Servco in connection with the Services under this Agreement. The raw data and detailed supporting information and reports relating to performance against service levels constitute Customer Data.
9.    Transfers, Ownership and Licenses
9.1    Initial Transfers of Assets, Intellectual Property and Contractual Rights. Simultaneous with the execution of this Agreement and as a condition to Servco’ s obligations hereunder, Servco and Client (and Client’s Subsidiaries as applicable) shall enter into: (a) an assignment and assumption of the contracts listed on Exhibit F (the “Assigned Contracts”) in a form mutually agreed to by Servco and Client; and (b) an assignment and bill of sale for the assets and intellectual property set forth on Exhibit G (the “Assigned Assets”) in form mutually agreed to by Servco and Client. In addition, if any future or additional assets that are capable of being capitalized under GAAP are needed by Servco to perform the Services for Client, such future or additional assets shall, in Client’s sole discretion, either be (i) acquired by Client for use by Servco as Client’s agent or (ii) acquired by Servco, the cost of which would be addressed in accordance with Section 2.2.
9.2    Transfer of Personnel. Simultaneous with the execution of this Agreement and as a condition to Servco’s obligations hereunder, certain of Client’s personnel that previously were involved in providing services substantially similar to the Services, will be transferred to Servco and will become employees of Servco on similar terms as those being provided by Client at the Effective Date. In connection with such transfer of Client’s employees, the following shall apply:
(a)Each former Client employee hired by Servco shall receive credit for prior service with Client or its Affiliates for purposes of (i) paid time off (“PTO”) accrual and (ii) 401(k) plan vesting. In addition, each such employee shall be offered the opportunity to participate in the Servco employee benefit programs. For purposes of determining the number of PTO days to which each of the Client’s employees hired by Servco shall be entitled from and after such employee’s employment Date, Servco shall credit or shall cause to be credited all PTO days accrued or earned but not yet taken by such employee as of his or her employment date.

(b)Client agrees that nothing contained in this Agreement or the hiring of Client employees by Servco shall in any way effect the vesting of any restricted stock unit awards previously granted to such Client employees under its long term incentive plan and further agrees that it will take all actions necessary to effectuate the foregoing.

(c)Client agrees that if it determines in its sole and absolute discretion that bonuses were earned for service in 2015 by any of the Client’s employees that are subsequently hired by Servco, such bonuses shall be paid to such employees by Servco. With respect to such bonuses that are paid by Servco covering former Client employees, Client agrees to reimburse Servco for such bonuses within three Business Days following its receipt of invoice from Servco covering such paid bonuses. Servco shall pay 2015 bonuses pursuant to Client’s written instructions no later than five Business Days following payment of 2015 bonuses by Client to Client’s employees. Client shall be entitled in its sole and absolute discretion to issue equity awards under its long-term incentive plan to key Servco employees.

(d)Client further agrees that consistent with past practices, it shall accrue for bonuses to be paid to employees of Servco providing Services on behalf of Client for full year 2016 and all subsequent years during the term of this Agreement. If, in its sole and absolute discretion, Client determines that bonuses should be paid to Servco employees, Client shall inform Servco of such fact, including the amounts approved for such bonus payments. Client shall reimburse Servco up to the amounts approved by Client for Servco employee bonus payments (“Approved Bonus Payments”) upon Servco’s payment of such employee bonus payments by Servco to its employees within three Business Days following its receipt of invoice from Servco. Notwithstanding the foregoing, any decisions by Servco to pay any other bonuses or increases to the Approved Bonus Payments to Servco employees shall be made in Servco’s sole and absolute discretion. All Approved Bonus Payments shall be made no later than five Business Days following payment of the applicable year’s bonus payments by Client to Client’s employees. Client agrees that its decision regarding bonuses to be paid to Servco employees shall be made in the same manner as it does for its own employees and in a manner consistent with past practices.

(e)Nothing in this Agreement shall be deemed to (i) give rise to any rights, claims, benefits or causes of action to a Client employee or a former Client employee hired by Servco or any Servco employee, (ii) prevent, restrict, or limit Servco or any of its Affiliates, from modifying or terminating any of their benefit plans, programs or policies from time to time as they may deem appropriate, subject only to compliance with the express provisions of this Agreement for the benefit of Client or (iii) require Client or any of its Affiliates to modify or terminate any of their benefit plans, programs or policies, or prevent, restrict or limit Client or any of its Affiliates from modifying or terminating any of their benefit plans, programs or policies from time to time as they may deem appropriate, subject only to compliance with the express provisions of this Agreement. The provisions of this Agreement are solely for the benefit of the parties hereto and nothing in this Agreement, express or implied, shall confer upon any current or former Client Employee, Servco Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Agreement, express or implied, shall be deemed an amendment of any employee benefit plan, program, policy or agreement providing benefits to any Client employee, former Client employee or Servco employee.
9.3    License to Client. Subject to the terms and conditions of this Agreement, Servco hereby grants to Client, during the Term, a non-transferable, non-exclusive, royalty free, non-sub-licensable license to: (i) use the Services in conjunction with Client’s systems, applications, and business practices, in order to facilitate Client’s transactions with Customers; (ii) provide access to the Services solely to Customers, employees, consultants or contractors of Client who have been expressly authorized to receive credentials to access and enable the use of the Services (“Authorized Users”); and (iii) use all data developed as a part of the Services, including results, customer information, historical financial and operating data and other information; provided that the term for the license under this subsection (iii) shall be perpetual and transferable. This license shall extend to third parties providing services to Client to the extent necessary to receive the benefit of the Services. The foregoing license shall be limited to Client’s receiving the Services in the operation of its business. Servco shall take all necessary actions with its licensors to ensure that Client is an authorized sub-licensee of such sub-licensors.
9.4    License to Servco. Subject to the terms and conditions of this Agreement, Client hereby grants to Servco and its Subsidiaries, during the Term, a non-transferable, non-exclusive royalty free, revocable, non-sub-licensable license to use (a) Client’s assets, systems, applications and data, including its servers in performing the Services on behalf of Client and on behalf of Affiliates of Servco; provided that any usage of Client’s systems by Affiliates of Servco shall in no way compromise or restrict Client’s access or use of such systems, applications or data; and (b) the Client Intellectual Property, including the access, use, transmission, modification, duplication and distribution of Client Data and the display of the Client Trademarks, solely for purposes of providing the Services to Client. This license shall extend to any third parties providing services to Servco to the extent Servco subcontracts any of its obligations hereunder pursuant to and in accordance with Section 14.5 provided that such third parties are bound by confidentiality and other obligations similar to those of Servco hereunder.
9.5    Ownership of Intellectual Property and Assets. Subject to the transfers contemplated in Section 9.1 above, each Party retains all right, title and interest in and to its assets and intellectual property owned by such Party. Client shall retain ownership of the Client Intellectual Property whether currently existing or developed after the Effective Date; provided that Servco shall be granted a non-transferable, non-exclusive, royalty free, revocable and non-sub-licensable license to use that portion of the Client Intellectual Property for the provision of services to third parties, which shall terminate in the event Servco ceases to provide such services to third parties. To the extent Servco acquires any interest in, or is deemed to own any of, the Client Intellectual Property, Servco shall execute such documentation as is necessary to enforce or evidence Client’s ownership rights in the Client Intellectual Property.
9.6    Client Intellectual Property. Client Intellectual Property includes Client Data, Client Trademarks, Client Work Product and Client Work Made for Hire. Upon termination of the Agreement, Servco shall return the Client Intellectual Property to Client.
10.    Confidential Information
Any Party (the “Disclosing Party”) may from time to time disclose Confidential Information to any other Party (the “Recipient”). “Confidential Information” is all non-public, confidential, and/or proprietary information concerning the business, technology, and strategies of the Disclosing Party that is conveyed to the Recipient orally or in tangible form and is either identified or marked as “confidential” or “proprietary” or, under the circumstances surrounding its disclosure, or due to its nature or sensitivity, should be reasonably understood by the Recipient as intended by the Disclosing Party to be treated as “confidential” and subject to the terms of this Agreement. Without limiting the generality of the foregoing, each Party agrees that (a) Confidential Information of Servco includes the software, all source code, documentation, inventions, know-how, methods, designs, specifications, updates and any and all other materials and information related to the Services; and (b) Confidential Information of Client includes all Client Data, Client Intellectual Property, Client business processes, Client marketing strategies and copies and details of the Client’s agreements with its customers. During the Term and for a period of two (2) years thereafter (and indefinitely with respect to any Confidential Information that meets the definition of a “Trade Secret” under applicable law and any personally identifying information, including, but not limited to, names, addresses and e-mail addresses), Recipient will keep in confidence and trust and will not disclose or disseminate, or permit any employee, agent or other party working under Recipient’s direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other party. Recipient shall use Confidential Information of the Disclosing Party only as necessary for the performance of this Agreement. Recipient will employ at least the same methods and degree of care (but no less than reasonable care) as Recipient employs with respect to its own Confidential Information of similar import to prevent the unauthorized disclosure or misappropriation of the Disclosing Party’s Confidential Information. Recipient will furnish the Confidential Information only to its and its affiliates’ employees, independent contractors, and agents who have (a) a bona fide need to know the Confidential Information to perform the obligations hereunder, (b) been informed of the confidential nature of the Confidential Information, and (c) agreed in writing to be bound by obligations of confidentiality no less restrictive than the terms and conditions set forth in this Agreement. The Receiving Party shall be responsible for any breach of confidentiality by such persons. The commitments in this Agreement will not impose any obligations on the Recipient with respect to any portion of the Confidential Information which: (i) is now generally known or available, or which hereafter, through no wrongful act or failure to act on the part of Recipient, becomes generally known or available in the public domain; (ii) is rightfully known by the Recipient prior to or at the time of receiving such information from the Disclosing Party or its representatives; (iii) is furnished to Recipient by a third party without any known restriction on disclosure and without a breach by such third party of any confidentiality undertaking with respect thereto; (iv) is independently developed by the Recipient without the use of the Disclosing Party’s Confidential Information or the breach of this Agreement; or (v) is approved for disclosure without further obligations of confidentiality by the express written authorization of the Disclosing Party. Notwithstanding anything herein to the contrary, the Recipient may disclose Confidential Information that is required to be disclosed by order or mandate of an instrumentality of the government, including, but not limited to, any court, tribunal or administrative agency; provided, however, that, prior to making such disclosure, to the extent legally permissible, the Recipient shall give the Disclosing Party as much advance notice as is reasonably practicable under the circumstances so as to permit the Disclosing Party to take commercially reasonable actions at its own expense to prevent disclosure. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each Party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be available in a court of competent jurisdiction. At the Disclosing Party’s option, Recipient shall promptly either destroy all Confidential Information in tangible or intangible form in its possession, or return all such copies to the Disclosing Party, and in either event, provide a written certification confirming the same, promptly upon the Disclosing Party’s written request.
11.    Governing Law. This agreement will be governed by the laws of the State of Texas, regardless of the choice of law principals thereof.
12.    Insurance
12.1    Insurance. Servco will obtain and maintain during the term of this Agreement the following types of insurance, in amounts not less than the following: (a) statutory limits worker’s compensation and employer’s liability in the amount of not less than $1,000,000 per occurrence; (b) commercial general liability in the amount of not less than $1,000,000 per occurrence and $2,000,000 aggregate; (c) commercial automobile liability (including all owned, non-owned and hired vehicles) in the amount of not less than $1,000,000 combined single limit; and (d) umbrella liability insurance in amount of not less than $5,000,000 per occurrence. Each such policy (excepting workers compensation and employers liability) shall list Client as an “additional insured”. Workers compensation and employer’s liability, commercial general liability and commercial automobile coverage shall be primary coverage. Umbrella liability follows the commercial general liability form, but is excess by nature. Workers compensation and employer’s liability, commercial general liability, and commercial automobile coverage shall provide waiver of subrogation in favor of Client. Workers compensation and employer’s liability, commercial general liability, commercial automobile coverage and umbrella liability coverage shall provide that the insurer shall give thirty (30) days prior written notice to Client prior to cancellation. Upon written request, copies of such policies or certificates thereof shall be delivered to Client by Servco. Servco shall cause each of its subcontractors to carry insurance of the types and amounts necessary to cover risks inherent in the work of that subcontractor. When requested by Client, Servco shall furnish Client with certificates of insurance evidencing coverage for each subcontractor.
13.    Alternative Dispute Resolution Procedures
13.1    Any dispute, controversy or claim arising out of or relating to this Agreement, (except in connection with the exercise of any termination rights under Sections 5.2(a) and 5.3(a), which termination rights shall be absolute and unfettered), or the breach or performance hereof, including, but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, shall be resolved through the use of the following procedures:

(a)	The Parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

(b)
Should the Parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to the senior executives of the Parties (the “Senior Executives”) with such explanation or documentation as the Parties deem appropriate to aid the Senior Executives in their consideration of the issues presented. The date the matter is first submitted to the Senior Executives shall be referred to as the “Submission Date.” The Senior Executives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to it within ten (10) Days after the Submission Date.

(c)
If the Senior Executives cannot so resolve any dispute, controversy, or claim submitted to it within ten (10) Days after the Submission Date, the Parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within twenty (20) Days after the Submission Date using any mediator upon which they mutually agree. If the Parties are unable to mutually agree upon a mediator, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Houston, Texas. The cost of the mediator will be split equally between the Parties unless they agree otherwise in writing.

(d)
If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) Days of the initiation of such procedure, or if either Party will not participate in such mediation, either Party may request that the matter be resolved through arbitration by submitting a written notice (the “Arbitration Notice”) to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and will not be governed by the arbitration acts, statutes, or rules of any other jurisdiction.

(e)
The Arbitration Notice shall name the noticing Party’s arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the electric and natural gas retail marketing industry to decide the issues presented for arbitration. No arbitrator shall be: (i) a current or former director, officer, or employee of either Party or its Affiliates; (ii) an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three years; or (iii) an owner of any of the Voting Interest of either Party, or its Affiliates.

(f)
The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall not have the authority to award (i) punitive or exemplary damages or (ii) consequential damages, except as expressly provided herein. The arbitrators’ decision must be rendered within thirty (30) Days following the conclusion of the hearing or submission of evidence, but no later than ninety (90) Days after appointment of the third arbitrator.

(g)
The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party shall be entitled to recover reasonable attorneys’ fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this agreement.

(h)
All deadlines specified herein may be extended by mutual written agreement of the Parties. The procedures specified herein shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation, including, without limitation, contractual limitation periods provided for in this Agreement, shall be tolled while the procedures specified in this Section are pending. The Parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

13.2    Continued Performance. Each Party agrees to continue to perform its obligations under this Agreement while any dispute is being resolved, unless and until: (a) such obligations are terminated by the termination or expiration of this Agreement; or (b) otherwise ordered pursuant to a ruling by the arbitration panel, or the issuance of a temporary restraining order or other preliminary injunctive relief.
14.    General
14.1    Compliance with Laws. Each Party shall at all times comply with all applicable laws, statutes, rules, regulations and ordinances, including without limitation those governing wages, hours, desegregation, employment discrimination, health and safety. Servco has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement. Servco shall work with any governmental authorities that regulate Client in an open and cooperative way and shall provide access to its information and procedures as may be necessary for Client to respond to regulatory inquiries and other legally required requests for information.
14.2    Representations. Each Party represents and warrants that (a) it is a business entity duly organized, validly existing, and in good standing in the jurisdiction in which it is formed, and that it has the full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement; (b) it has no outstanding agreement that is in conflict with any of the provisions of this Agreement or that would preclude it from complying with the provisions hereof; (c) it is in material compliance with all applicable laws, regulations and rules of any government body or other competent authority relating to its business and performance under this Agreement; and (d) it has the financial capability to meet its obligations under this Agreement.
14.3    Force Majeure. Except for the payment of money by Client for Services delivered by Servco prior to the occurrence of a Force Majeure, if the performance of any obligation under this Agreement by either Party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, earthquake, riot, fire, judicial or governmental action, labor disputes, act of God, war, and, to the extent not caused by Servco, any communication lines failures or blackout/failure of the Internet, or any other causes or third party disruptions beyond the reasonable control of either Party (each a “Force Majeure”), then that Party will be excused from such obligation to the extent that it is prevented, hindered, delayed or otherwise made impracticable by a Force Majeure; provided that, (i) as soon as practicable, the affected Party notifies the other Party of the Force Majeure and the measures it will undertake to reduce the impact thereof, and uses commercially reasonably efforts to resume the performance of its obligations hereunder as soon as the source and effect of such Force Majeure event is eliminated.
14.4    Conflicts; Order of Precedence. In the event of any conflict in this Agreement and in any Exhibit or Statement of Work, between any Exhibits or Statements of Work and a term set forth in another Exhibit; such terms shall be reconciled and harmonized to the extent possible, and consistent with the intent of the Parties, so that no term shall be rendered void, meaningless, or absurd. In the event of an irreconcilable conflict between any such terms, the order of precedence shall be as follows: (1) Statements of Work, which are executed by Servco and Client; (2) Exhibits not constituting a Statement of Work; and (3) this Agreement.
14.5    Assignment; Subcontracting. Except as otherwise provided in this Agreement, neither Party may assign, sublicense, subcontract, delegate or transfer any of its rights or obligations under this Agreement without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that no such consent shall be required for (a) an assignment to an Affiliate, as long as W. Keith Maxwell III, directly or indirectly, has an economic ownership interest and voting interest in such Affiliate in excess of fifty percent (50%) at the time of such assignment and is reasonably expected to maintain such ownership interest for at least six months following any such assignment, or (b) a merger, acquisition or other similar business combination of Servco or the sale of all or substantially all of Servco’s assets. Any purported transfer or assignment in contravention of this Section 14.5 shall be null and void and of no force and effect. During the six (6) month period following the assignment to a permitted assignee of Servco, such permitted assignee shall notify the Company in writing no later than fifteen (15) days prior to any reduction in either direct or indirect ownership of W. Keith Maxwell III in such assignee below fifty percent (50%). This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No assignment or subcontracting by a Party shall relieve such Party from its obligations pursuant to this Agreement unless otherwise specifically agreed to in writing by the non‑assigning/non-sub-contracting Party. Notwithstanding the foregoing, Servco shall have the right from time to time, in its sole and absolute discretion, to augment its workforce as needed in providing the Services to Client consistent with the manner Client previously augmented its workforce from time to time.
14.6    Legal Notices. Any notice permitted or required under this Agreement must be in writing. Any such notice will be delivered as follows: (a) hand delivery; (b) nationally recognized overnight courier (fully prepaid and with delivery confirmation via UPS, the United States Postal Service, FedEx, DHL, or other nationally recognized overnight delivery service); or (c) certified U.S. Mail, postage prepaid, return receipt requested. An unofficial copy may also be transmitted by email. Legal notices shall be effective immediately for notice delivered pursuant to section (a) above. Notices shall be effective two (2) Business Days following the expiration of the date sent for notice delivered pursuant to sections (b) or (c) above. All notices shall be addressed to each Party as set forth below (or to such other address/addressee or telecopy number as either Party may from time to time duly notify the other).
If to Servco, addressed to:

RetailCo Services, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer

With a copy to:

RetailCo Services, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: General Counsel

If to Client, addressed to:

Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer

With a copy to:

Spark HoldCo, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: General Counsel

If to NuDevco, addressed to:

NuDevco Retail, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attention: Chief Executive Officer

With a copy to:

NuDevco Retail, LLC
12140 Wickchester Lane, Suite 100
Houston, Texas 77079
Attn: General Counsel

14.7    Publicity. Neither Party shall make any public statement, press release or other announcement relating to the terms or existence of this Agreement or the business relationship of the Parties or their respective operations and results hereunder, without the prior written consent of the other Party, except as may be required by Client or Servco under applicable law or stock exchange rules and regulations. Only with Client’s written permission, Servco may use Client’s name and the Client Trademarks (name and logo only) to list Client as a client on Servco’s website and in other marketing and informational materials.
14.8    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of the Agreement.
14.9    Independent Contractors. The relationship of the Parties is that of independent contractors. Except to the extent where Servco is acting as Client’s agent pursuant to the terms and provisions of this Agreement, nothing in this Agreement will be construed as placing the Parties in a relationship as employer and employee, principal and agent, partners, joint ventures or fiduciaries. Neither Party will have the authority to enter into legally binding obligations on behalf of the other Party. Neither Party shall act or represent itself, directly or by implication, as the other or in any manner assume or create any obligation on behalf of, or in the name of, the other.
14.10    Amendments and Waivers. This Agreement and any Statement of Work, Attachments or Exhibits hereto may be amended in whole or in part only by written agreement signed by the Parties. The failure of any Party to insist upon strict performance of any of the terms or conditions herein, irrespective of the length of time for which such failure shall continue, shall not be a waiver of that Party’s right to demand strict compliance in the future. The Parties may at any time and from time to time waive in whole or in part the benefit to it of any provision in this Agreement or any default by the other Party, but any waiver on any occasion will be deemed not to be a waiver of that provision thereafter or of any subsequent default or a waiver of any other provision or default. No waiver or consent shall be effective unless in writing and signed by the Party against whom such waiver or consent is asserted.
14.11    Severability. If a court of competent jurisdiction renders any part of this Agreement invalid or otherwise unenforceable, that part will be severed and the remainder of this Agreement will continue in full force and effect, provided that the Parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the Parties.
14.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument, and may be delivered electronically.
14.13    Entire Agreement. This Agreement, including all Exhibits, Statements of Work, and any schedules or appendices attached hereto or thereto, constitutes the entire agreement of the Parties concerning the subject matter hereof and supersedes all prior negotiations, proposals, understandings, and agreements, whether oral or written, with respect to the subject matter hereof.
14.14    No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
14.15    Survival. Sections 3.1(Fees), 3.2(Expenses), 3.3(Payment), 5.4 (Effect of Termination), 5.5 (Transition Services), 5.6 (Transfer of Assets and Personnel to Client After Termination), Section 7.2(b), 7.2(c) (Audits), Article 8 (Indemnification; Liability); Article 10 (Confidential Information), Article 11 (Governing Law), and any other provisions that by their nature are necessary to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.
14.16    Record Keeping. Servco shall maintain complete and accurate records and supporting documentation for the Services provided hereunder and shall maintain such records for a period of four (4) years after termination. Prior to the expiration of such four (4) year period, Client shall have the right to make copies of such records for its record retention purposes. Should Client fail to request and make copies of such records, after such four (4) year period, Servco shall have the right, but not the obligation, to destroy such materials and records.
14.17    Further Assurances. Each Party agrees to execute such additional documents and instruments and take such additional actions as may be reasonably necessary or as requested by the other Party to give effect to this Agreement and to carry out its provisions.
14.18    Guaranty of Nudevco Retail, LLC. NuDevco hereby guarantees the payment of amounts due from Servco to Client in connection with any obligation or liability hereunder up to a maximum amount of two million dollars ($2,000,000.00). This guaranty is a guaranty of payment and not performance.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
SPARK HOLDCO, LLC                    RETAILCO SERVICES, LLC

By:    /s/ Nathan Kroeker__________            By:    /s/ W. Keith Maxwell III_____
Name:    Nathan Kroeker____________            Name:    W. Keith Maxwell III________
Title:    Chief Executive Officer______            Title:    Chief Executive Officer______

NUDEVCO RETAIL, LLC (solely for purposes of providing the guaranty in Section 14.18)
By:    /s/ W. Keith Maxwell III_____
Name:    W. Keith Maxwell III________
Title:    Chief Executive Officer______

1

LIST OF EXHIBITS

EXHIBIT A:    DEFINITIONS

EXHIBIT B:    DESCRIPTION OF SERVICES

EXHIBIT C:    SERVICE LEVEL AGREEMENTS

EXHIBIT D:    MINIMUM LEVEL OF INTERNAL CONTROLS

EXHIBIT E:    FEES

EXHIBIT F:    CONTRACTS TO BE ASSIGNED TO SERVCO

EXHIBIT G:    ASSETS TO BE ASSIGNED TO SERVCO

2

EXHIBIT A

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

DEFINITIONS

“Additional Services” has the meaning set forth in Section 2.2.
“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph.
“Approved Bonus Payments” has the meaning set forth in Section 9.2(d).
“Arbitration Notice” has the meaning set forth in Section 13.1(a).
“Assigned Assets” has the meaning set forth in Section 9.1.
“Assigned Contracts” has the meaning set forth in Section 9.1.
“Authorized Users” has the meaning set forth in Section 9.3.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
“Client” has the meaning set forth in Section the introductory paragraph.
“Client Data” means all data imported into the Services or generated by the Services that (i) constitutes the personally identifiable information of Client’s Customers including, without limitation, financial information; (ii) Client’s raw ANSI x12 data; or (iii) otherwise contains information regarding Client’s Customers’ usage of, or payment for, electric or gas services.
“Client Intellectual Property” means Client Data, Client Trademarks, Client Work Product, and Client Work Made for Hire.
“Client Trademarks” means the Client’s name and logo trademarks.
“Client Work Made for Hire” means any specifications, design documents, flow charts, software programs (including developed applications), historical data, models, processes procedures and related documentation, reports and other similar work product (collectively, “Developed Materials”), regardless of the medium in which such Developed Materials are presented, that was developed by or on behalf of Client and not assigned to Servco as part of the Assigned Assets. The ownership of any Developed Materials developed by Servco on behalf of Client shall be addressed in a specific Statement of Work entered into in connection with any such development. If a Statement of Work fails to address the ownership of any such Developed Materials, if such Developed Materials were paid in full by Client, such Developed Materials shall be owned by Client or if such Developed Materials are a part of Client’s existing assets or Client Intellectual Property; otherwise, such Developed Materials shall be owned by Servco.
“Client Work Product” means all Developed Materials that Client develops or causes to be developed on its behalf in which it owns, excluding any such Developed Materials that Servco develops not owned by Client.
“Confidential Information” has the meaning set forth in Section 10.
“Customers” means any utility, transmission/distribution service provider, commercial, industrial or residential entities or Persons to which Client sells or purchases electricity or natural gas or provides electric or natural gas services.
“Damage Penalty” has the meaning set forth in Section 4.3.
“Developed Materials” has the meaning set forth in the definition of Client Work Made for Hire.
“Disclosing Party” has the meaning set forth in Section 10.
“Effective Date” has the meaning set forth in the introductory paragraph.
“Fees” has the meaning set forth in Section 3.1.
“Force Majeure” has the meaning set forth in Section 14.3.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“Indemnified Party” has the meaning set forth in Section 7.3.
“Indemnifying Party” has the meaning set forth in Section 7.3.
“Initial Term” has the meaning set forth in Section 5.1.
“Invoice Dispute Notice” has the meaning set forth in Section 3.3.
“Liabilities” has the meaning set forth in Section 8.1.
“Parties” has the meaning set forth in the introductory paragraph.
“Party” has the meaning set forth in the introductory paragraph.

“Penalty Cap” has the meaning set forth in Section 4.2.2(a).
“Penalty Payment” has the meaning set forth in Section 4.2.1.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Prior Performance” has the meaning set forth in Section 4.6.
“PTO” has the meaning set forth in Section 9.2(a).
“Recipient” has the meaning set forth in Section 10.
“Renewal Terms” has the meaning set forth in Section 5.1.
“Senior Executives” has the meaning set forth in Section 13.1(b).
“Servco” has the meaning set forth in the introductory paragraph.
“Servco Infrastructure” has the meaning set forth in Section 5.6.
“Services” has the meaning set forth in Section 2.1.
“SLAs” has the meaning set forth in Section 4.1.
“Statement of Work” has the meaning set forth in Section 2.2.
“Step-In Notice” has the meaning set forth in Section 6.1.2.
“Submission Date” has the meaning set forth in Section 13.1(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Term” has the meaning set forth in Section 5.1.
“Transition Period” has the meaning set forth in Section 5.5.
“Transition Services” has the meaning set forth in Section 5.5.
“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

EXHIBIT B

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

Description of Services:

(a)	Enrollment and renewal transaction services;

(b)	Customer billing services;

(c)	Electronic Data Interchange (“EDI”) transaction processing;

(d)	Print and mail services;

(e)	Pricing update services;

(f)	General ledger interface services;

(g)	Contract Management services;

(h)	Performance reporting services;

(i)	Document retention services;

(j)	Third party commission process services;

(k)	Electronic payment processing services;

(l)
Information technology (“IT”) infastructure and application support services, including IT security and IT emergency response services, ongoing and emergency IT maintenance services, disaster recovery and business continuity services, maintenance of Clients web servers, application servers, database servers, and physical data storage;

(m)	Completion of the following projects currently being undertaken by Client’s IT Group:

i.	Sunset Gnosis 1 and enable all reporting data to reside in Gnosis 2; incorporate Scout, EDI and other transaction data into Gnosis 2; also includes Spotfire integration;

ii.	Move Censtar and Oasis to the Spark Email infrastructure and also move (if necessary) servers to the Spark data center;

iii.	Implement automated commercial enrollments within Scout; and

iv.	Convert legacy CIS applications within Spark to a new system /platform.

(n)	Management of collections and receiviables;

(o)	Customer service, including inbound and outbound win-back and retention services;

(p)	All related and ancillary services, support and duties necessary to accomplish the foregoing;

(q)	Any other services expressly set forth in a Statement of Work executed by Servco and Client; and

(r)	Standard upgrades to the Services that Servco makes generally available at no additional cost to its other clients.

EXHIBIT C
TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

SERVICE LEVEL AGREEMENTS

SLA No.	Metric	Definition	Target	Measurement	Penalty Allocation Percentage
1.	Enrollment Processing %	Percentage of workable enrollments accepted by the utility.	***	Percentage of new service requests or switch transactions processed and confirmed on-flow / utility accepted excluding unfixable errors (utility credit hold, customer recission, etc.)	5%
2.	Bill Timeliness - Bill Ready Markets	Issuing the 810 (invoice) transaction to the utility, prior to the close of the utility's bill window but after the utility's consumption is received and all necessary client information is available.	***	The Number of 824 transactions received in a given month. The 824 could be due to Outside Bill Window (OBW), where service provider failed to send the 810 invoice during the required timeframe or it could be due to No Current Charges (NCC) where service provider failed to bill (send an 810) for an 867 that was transmitted during the required timeframe.	25%
3.	Billing Timeliness - Supplier Consolidated, Dual Billed, Standard Single Premise	Issuing the printed or electronic bill after the utility's charges and consumption are received and all necessary client information is available.	***	The amount of time it takes to process consumption, generate and print/mail invoices.	25%

Exhibit C, Page 5

SLA No.	Metric	Definition	Target	Measurement	Penalty Allocation Percentage
4.	Billing Accuracy	Percentage of Accurate Bills generated accurately including, Supplier Consolidated Billing, Utility Consolidated Billing, and Dual Billing.	***	This is measured via a market-by-market reconciliation, which includes: Rate Code = Rate Charged, Customer Rollover timeliness, Accurate Tax charges.	25%
5.	Payment Timeliness – Agent network and Lockbox	Measures the amount of time required to process a payment received via lockbox file or authorized agent payment file and post it to a customer account. Exclusive of issues outside of service providers controls.	*** ***	The amount of time required to process a payment file and apply the correct amount to a customer's account (triggered by service providers receipt of the payment file from a third party)	25%
6.	Payments - Inbound	Measures the amount of time that the system takes to process a payment received in a batch file, EDI or real-time interface and apply it to a customer account. Exclusive of issues outside of service providers controls.	*** ***	The amount of time it takes the system to process a payment file and apply the correct amount to a customer's account (triggered by service providers receipt of the payment file from a third party)	25%

Exhibit C, Page 5

SLA No.	Metric	Definition	Target	Measurement	Penalty Allocation Percentage
7.	Market Transaction Processing Time	The amount of time the system takes to process service orders (except Reconnects) and Customer-level requests, whether inbound or outbound - specifically those requests for Enrollments Turn-ons, Marketer Switches, Set Meters, Turn Offs, Account Changes and Switch-Backs.	***
Outbound Transactions measurement starts when service provider receives the request and when the transaction leaves the service provider’s EDI system. Inbound transaction measurement starts when the service provider EDI system receives the transaction and ends when ista|net processes the transaction.

Note: Any issues not within service provider’s control will not be included in the measurement (inbound malformed EDI transactions, missing or incorrect Client data, scheduled maintenance, utility black-out periods, and non-EDI markets) EDI cancel/rebill transactions will be included in this measurement.
					5%
8.	Service Level	*** of all calls handled in *** seconds or less (***)	***	Service Level = {(Total calls answered within threshold +calls abandoned within a shorter amount of time than the threshold)/(total calls answered + total calls abandoned)} * 100%	25%

Exhibit C, Page 5

SLA No.	Metric	Definition	Target	Measurement	Penalty Allocation Percentage
9.	Average Speed of Answer(Illinois Only)	Average speed of answer is *** seconds or less on a monthly basis.	***	ASA=total hold time / total calls	5%
10.	Abandon Rate (Illinois Only)	Percentage of customers who abandoned call after 20 seconds	***	Percentage of customers who abandoned call after 20 seconds	5%
11.	First Call Resolution (FCR)	Number of times that a customer calls back within a 30-day period for the same call reason	***	FCR = Number of times that the same phone number is answered more than once within the threshold for the same call type reason / total calls answered within threshold within the contact window period	5%
12.	Customer Satisfaction	Percentage satisfied based on after call Satisfaction Survey	***	Average of three questions regarding satisfaction with customer care representative on post call survey.	5%
13.	Collection Call Outreach (CCO)	Percentage of active collection call attempts made.	***	CCO = Collection calls made against valid phone numbers / # of accounts with valid phone numbers on the collection call list	5%
14.	IT - Uptime	Infrastructure (Exchange (email), Citrix, Internet)	***	One minus percentage of unplanned downtime per application/service per month.	5%

Exhibit C, Page 5

SLA No.	Metric	Definition	Target	Measurement	Penalty Allocation Percentage
15.	IT - Helpdesk Response		***		5%
16.	IT -Projects	Percentage of projects delivered within 15% of approved budget and deadline.	***	Timeliness is dependent upon adequate client participation both to define requirements and perform end user testing. Changes to requirements may require a shift in project timelines and budgets.	5%

Exhibit C, Page 5

EXHIBIT D

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

INITIAL CONTROLS TO BE MAINTAINED BY SERVCO

1.
Servco agrees to use all commercially reasonable efforts to ensure that all data and information on any report provided under Section 4.5 or 7.1 or otherwise under this Agreement is true, accurate and complete.

2.	REV-05 Only the Billing and Transactions staff have access to update customers, products and prices in CIS.

3.	REV-06 Invoices are reviewed for accuracy prior to mailing to customers or sending to utility.

4.	REV-07 Customer refunds are approved in accordance with Delegation of Authority.

5.	REV-13 Each month, the Billing and Transactions department compares the Sync customer data/usage file received from the utilities to the data in Gnosis to insure consistency with the billing data.

6.	REV-17 Billing and Transactions reviews Unbilled Usage report from CIS and corrects customer set-up errors in CIS.

7.	REV-XX (New Margin Control) Revenue variances between Gnosis and Solomon are reviewed and resolved.

8.	MIS-01 System changes require change request forms to be completed and appropriate approval obtained.

9.	MIS-02 Significant changes are completed in a test environment prior to implementation in the production environment.

10.	MIS-03 Only authorized individuals are permitted to move changes into production.

11.	MIS-04 All user account set-up and maintenance are documented and properly approved.

12.	MIS-05 Logical access controls are applied per the client information security policy. These include:

•	Restricted number of sign on attempts

•	Automatic password changes

•	Minimum length of passwords

13.	MIS-06 User and administrative accounts are not shared between users.

14.	MIS-07 System user access is reviewed at least annually to ensure only authorized employees have appropriate access.

15.	MIS-08 Each server is scanned for viruses on a weekly basis. Virus definitions are updated prior to each virus scan. Threats are identified and resolved.

16.	MIS-09 Access to computer rooms, telephone network, computer network, power supplies and sensitive IT documentation is restricted to authorized employees.

17.	MIS-10 Data is backed-up weekly and stored in a secure offsite location.

18.	MIS-11 Backup media stored off-site is restored at least quarterly to ensure the integrity of the backup process.

19.	MIS-12 Third party contracts related to Management Information Systems are reviewed and approved by management prior to being signed.

20.
MIS-13 An annual review of third-party SSAE 16 reports occurs for all systems where SEI relies on the internal controls of the provider. Remediation controls are performed to mitigate deficiencies identified, if applicable.

21.
MIS-14 System changes are properly approved prior to being moved into production, indicating appropriate testing was completed and the resulting system change is in accordance with what was approved at the beginning of the process.

22.	MIS-15 Upon notification from HR, access to Active Directory (AD) and all other systems is deactivated for terminated employees.

23.	MIS-16 Configuration user access is reviewed at least quarterly to ensure only authorized employees have appropriate access.

EXHIBIT E

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

FEES

Client shall pay (i) a flat fee of $*** per month; plus (ii) a per utility fee as set forth below, plus (iii) additional variable fees per premise as set forth below:
2016 Pricing per Utility
$*** per utility per month.

2016 Pricing per Premise
Market Type                        Price/premise per month
Supplier Consolidated Billing                    $***
Dual-Billed                            $***
Utility Consolidated Billing, Non-POR            $***
Utility Consolidated Billing, POR                $***

“Premise” is based on each utility account number and the particular commodity (electricity or gas) purchased by the applicable customer under the applicable utility account number.

EXHIBIT F

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

INITIAL TRANSFER OF ASSETS AND INTELLECTUAL PROPERTY
FROM CLIENT TO SERVCO

Assets:

Department Name	Employee Name	Monitors	Model	Serial No	Count of Linking
Spark B&T	Anguiano, Jose	3	Latitude E5410	H65HZM1	1
			Latitude E5410 Total		1
	Dale, Chayla	2	OptiPlex 745	3TTXHC1	1
			OptiPlex 745 Total		1
	Dau, Toni	2	Latitude E5440	2140ZZ1	1
			Latitude E5440 Total		1
	Gonzalez, Alma	2	Latitude E5410	FJ4HZM1	1
			Latitude E5410 Total		1
	Nnabuife, Elo	2	Latitude E6410	JJHN1M1	1
			Latitude E6410 Total		1
	Pisana, Michael	2	Latitude E5410	GV3HZM1	1
			Latitude E5410 Total		1
	Rials, Ed	2	Latitude E5450	9GJKS32	1
			Latitude E5450 Total		1
	Shelly, Stevens	2	Latitude E5450	JHX4L32	1
			Latitude E5450 Total		1
	Westermeyer, Michelle	2	Latitude E5440	3NB0ZZ1	1
			Latitude E5440 Total		1
Spark B&T Total					9
Spark Call Center	Aguilar, Jonathan	2	OptiPlex 790	2LMGJQ1	1
			OptiPlex 790 Total		1
	Alvarez, Alicia	2	OptiPlex 780	DG1BHN1	1
			OptiPlex 780 Total		1
	Alvarez, Gaudencia	2	OptiPlex 780	6KJHMM1	1
			OptiPlex 780 Total		1
	Amaya, Rosa	2	OptiPlex 780	6KLHMM1	1
			OptiPlex 780 Total		1
	Bagos, Jay	2	Latitude E5440	8XK2K12	1
			Latitude E5440 Total		1
	Baker, Kimberly	2	OptiPlex 780	78298P1	1
			OptiPlex 780 Total		1

Beroit, Tiffany	2	Latitude E5440	FL80ZZ1	1
		Latitude E5440 Total		1
Boatwright, Ondriea	2	Latitude E5440	CXCQN12	1
		Latitude E5440 Total		1
Bonilla, Erica	2	Latitude E5450	C4TMS32	1
		Latitude E5450 Total		1
Bonilla, Jorge	2	OptiPlex 780	78448P1	1
		OptiPlex 780 Total		1
Bordenave, Jacqueline	2	OptiPlex 780	25475P1	1
		OptiPlex 780 Total		1
Campos, Gloria	2	Latitude E6410	8RP8SM1	1
		Latitude E6410 Total		1
Cantu, Carlos	2	Latitude E5420	9FMWLQ1	1
		Latitude E5420 Total		1
Cantu, Kristian	2	OptiPlex 745	DLK7BD1	1
		OptiPlex 745 Total		1
Cantu, Luis	2	OptiPlex 745	3L87CD1	1
		OptiPlex 745 Total		1
Carruyo, Javier	2	OptiPlex 745	69Q4PC1	1
		OptiPlex 745 Total		1
Castillo, Joshua	2	OptiPlex 745	7552WD1	1
		OptiPlex 745 Total		1
Catalan, Christian	2	Latitude E5410	2SMDXM1	1
		Latitude E5410 Total		1
Chaney, Amanda	2	Latitude E5440	BJNBP12	1
		Latitude E5440 Total		1
Cordova, Adam	2	Latitude E5410	8XXJ3N1	1
		Latitude E5410 Total		1
Dupree, Sade	2	OptiPlex 780	783B8P1	1
		OptiPlex 780 Total		1
Evans, Evelyn	2	OptiPlex 745	430BQC1	1
		OptiPlex 745 Total		1
Evans, Taurio	2	OptiPlex 780	6KBKMM1	1
		OptiPlex 780 Total		1
Flores, Yvette	2	OptiPlex 780	5YHNPN1	1
		OptiPlex 780 Total		1
Foster, Jasmine	2	Latitude E5410	6GB7YM1	1
		Latitude E5410 Total		1
Fray, Samantha	2	Latitude E5410	BNMW5N1	1
		Latitude E5410 Total		1
G. Rivera, Dulce	2	OptiPlex 780	8G1BHN1	1
		OptiPlex 780 Total		1
Garcia, Raul	2	OptiPlex 780	D24SVL1	1
		OptiPlex 780 Total		1

Ghoraishi, Sam	2	OptiPlex 780	C4475P1	1
		OptiPlex 780 Total		1
Gonzalez, Lizette	2	OptiPlex 745	CCOR5D1	1
		OptiPlex 745 Total		1
Gopar, Perla	2	Latitude E5440	1150ZZ1	1
		Latitude E5440 Total		1
Grace, Taran	2	Latitude E5420	2K8JLQ1	1
		Latitude E5420 Total		1
Haywood II, Caleph	2	Latitude E5440	8S90ZZ1	1
		Latitude E5440 Total		1
Hernandez, Chris	2	OptiPlex 780	6L5JMM1	1
		OptiPlex 780 Total		1
Hernandez, Erick	2	Latitude E5410	JTMDXM1	1
		Latitude E5410 Total		1
Hernandez, Valerie	2	OptiPlex 780	5YDMPN1	1
		OptiPlex 780 Total		1
Herrera, Edwin	2	Latitude E5410	775HZM1	1
		Latitude E5410 Total		1
Hurtado, Katherine	2	Latitude E5410	CW3H2M1	1
		Latitude E5410 Total		1
Johnson, Janorra	2	Latitude E5410	755HZM1	1
		Latitude E5410 Total		1
Kellough, Kimberly	2	OptiPlex 780	6K8HMM1	1
		OptiPlex 780 Total		1
Kennedy, Andrew	2	OptiPlex 780	924SVL1	1
		OptiPlex 780 Total		1
Lara, Denise	2	Latitude E5410	CSMDXM1	1
		Latitude E5410 Total		1
Lester, Chaun	2	Latitude E5440	HZCQN12	1
		Latitude E5440 Total		1
Lewis, Jennifer	2	Latitude E5440	9R72K12	1
		Latitude E5440 Total		1
Lusk, April	2	Latitude E5440	DD90ZZ1	1
		Latitude E5440 Total		1
Miller, Christina	2	OptiPlex 745	J0FX0D1	1
		OptiPlex 745 Total		1
Nellums, Edward	2	OptiPlex 780	5YHKPN1	1
		OptiPlex 780 Total		1
Orona, Leslie	2	Latitude E5440	HT80ZZ1	1
		Latitude E5440 Total		1
Palomo, Marvin	2	OptiPlex 745	8NC1JC1	1
		OptiPlex 745 Total		1
Perez, Minerva	2	OptiPlex 780	7G1BHN1	1
		OptiPlex 780 Total		1
Quinonez, Edwin	2	OptiPlex 780	CCQW3M1	1

			OptiPlex 780 Total		1
	Ramos Valerio, Sindy	2	OptiPlex 745	45L1HC1	1
			OptiPlex 745 Total		1
	Reyes, Heydi	2	Latitude E5420	BXNSKQ1	1
			Latitude E5420 Total		1
	Rios, Alex	2	Latitude E5420	C54DLQ1	1
			Latitude E5420 Total		1
	Rivas, Carolina	2	OptiPlex 745	4ML1HC1	1
			OptiPlex 745 Total		1
	Rosales, Alma	2	OptiPlex 780	GG1BHN1	1
			OptiPlex 780 Total		1
	Rueda, Noema	2	Latitude E5440	5XJ0ZZ1	1
			Latitude E5440 Total		1
	Sahib, Taalina	2	OptiPlex 780	5TPJPN1	1
			OptiPlex 780 Total		1
	Salas, Sandy	2	OptiPlex 780	5YGMPN1	1
			OptiPlex 780 Total		1
	Sanchez Bravo, Anna	2	OptiPlex 780	D4475P1	1
			OptiPlex 780 Total		1
	Sanchez, Brittney	2	OptiPlex 745	8YT9HD1	1
			OptiPlex 745 Total		1
	Sanders, Precious	2	OptiPlex 780	8DFZCP1	1
			OptiPlex 780 Total		1
	Seamans, Frederick	2	OptiPlex 780	782B8P1	1
			OptiPlex 780 Total		1
	Soto, Lezlie	2	Latitude E5420	F02JWL1	1
			Latitude E5420 Total		1
	Sylvester, Roshawn	2	Latitude E5410	265HZM1	1
			Latitude E5410 Total		1
	Terrazas, Olivia	2	Latitude E5410	FYXJ3N1	1
			Latitude E5410 Total		1
	Vazquez, Monica	2	Latitude E5410	22HLXM1	1
			Latitude E5410 Total		1
	Wells, Kayla	2	OptiPlex 780	B4475P1	1
			OptiPlex 780 Total		1
	Williams, Brandi	2	Latitude E5420	4T8RWL1	1
			Latitude E5420 Total		1
	Williams, Theodore	2	OptiPlex 745	41FX0D1	1
			OptiPlex 745 Total		1
	(blank)	2	OptiPlex 745	4YT9HD1	1
			OptiPlex 745 Total		1
Spark Call Center Total					71
Spark Collections	Avila, Emilia	3	OptiPlex 745	89G97D1	1

			OptiPlex 745 Total		1
	Barley, Nakeshia	3	Latitude E5410	FTMDXM1	1
			Latitude E5410 Total		1
	Barley, Nayree	2	OptiPlex 780	F4475P1	1
			OptiPlex 780 Total		1
	Campos, Jessica	2	OptiPlex 745	JQTFQC1	1
			OptiPlex 745 Total		1
	Cox, Josephine	2	Latitude E5410	1K504N1	1
			Latitude E5410 Total		1
	Edwards, Travonna	2	OptiPlex 780	35475P1	1
			OptiPlex 780 Total		1
	Jackson, Tashina	2	OptiPlex 790	2LMDJQ1	1
			OptiPlex 790 Total		1
	Lara, Ricardo	2	Latitude E5420	F06JWL1	1
			Latitude E5420 Total		1
	Lazare, Delores	2	OptiPlex 780	8DDYCP1	1
			OptiPlex 780 Total		1
	Medina, Jacquelyn	2	OptiPlex 745	B9Q4PC1	1
			OptiPlex 745 Total		1
	Wiggins, Patrice	2	OptiPlex 780	6L9HMM1	1
			OptiPlex 780 Total		1
	(blank)	2	OptiPlex 745	714HLC1	1
			OptiPlex 745 Total		1
Spark Collections Total					12
Spark Contract Management	Benassi, Jeanette	2	Latitude E5410	8TMDXM1	1
			Latitude E5410 Total		1
	Cuevas, Santos	2	Latitude E5450	JBKNQ32	1
			Latitude E5450 Total		1
	Gutierrez, Renee	2	Latitude E5440	19NBP12	1
			Latitude E5440 Total		1
	Lost/Stolen, IT Storage	2	Latitude E6420	6MM64Q1	1
			Latitude E6420 Total		1
	Martin, Sherrie	2	Latitude E5440	CRK2K12	1
			Latitude E5440 Total		1
	Pair, Travis	2	Latitude E5410	73MW5N1	1
			Latitude E5410 Total		1
	Rojas, Fernando	2	Latitude E5450	BDKLP32	1
			Latitude E5450 Total		1
	Sanchez, Marilu	2	Latitude E5450	4TQJP32	1
			Latitude E5450 Total		1
	Williams, Brandi	2	Latitude E5440	HMNBP12	1
			Latitude E5440 Total		1
	Williams, Tracy	2	Latitude E5420	1WQQLQ1	1
			Latitude E5420 Total		1

Spark Contract Management Total					10
Spark Facilities	Bay, Autumn	2	Latitude E5450	DPQ4L32	1
			Latitude E5450 Total		1
			Latitude E6410	F8P8SM1	1
			Latitude E6410 Total		1
	Glass, Job	2	Latitude E5420	2KCJLQ1	1
			Latitude E5420 Total		1
	Nivens, Traci	2	OptiPlex 745	9LK7BD1	1
			OptiPlex 745 Total		1
Spark Facilities Total					4
Spark IT	Abaei, Seyed	2	Latitude E5440	2S72K12	1
			Latitude E5440 Total		1
	Albers, Christina	2	Latitude E5410	7W3HZM1	1
			Latitude E5410 Total		1
	Allu, Ramachandra	2	Latitude E5410	3HB7YM1	1
			Latitude E5410 Total		1
	Bigelow, Kyle	2	Latitude E5440	58B0ZZ1	1
			Latitude E5440 Total		1
	Bolden, Katie	2	Latitude E5420	F0CJWL1	1
			Latitude E5420 Total		1
	Borrego, Juan	2	Latitude E5420	BXRWKQ1	1
			Latitude E5420 Total		1
	Bridges, Tanya	2	Latitude E5450	50ZQQ32	1
			Latitude E5450 Total		1
	Caridad, Alex	3	Latitude E6420	BBW24R1	1
			Latitude E6420 Total		1
	Chang, Chung	2	Latitude E5420	9FS1MQ1	1
			Latitude E5420 Total		1
	Dhandapani, Gayathri	2	Latitude E5410	165HZM1	1
			Latitude E5410 Total		1
	Ford, Tammy	2	Latitude E5420	1WLDMQ1	1
			Latitude E5420 Total		1
			OptiPlex 780	FG1BHN1	1
			OptiPlex 780 Total		1
	Gupta, Ruchira	2	OptiPlex 780	78358P1	1
			OptiPlex 780 Total		1
	Hoogendam, Brian	2	Latitude E5440	DHRGN12	1
			Latitude E5440 Total		1
	Jin, Lucy	2	Latitude E5440	BPK0ZZ1	1
			Latitude E5440 Total		1
	Jones, Ashlei	2	Latitude E5420	9FWZLQ1	1
			Latitude E5420 Total		1
	Joseph, Erika	2	Latitude E5420	DZLLWL1	1
			Latitude E5420 Total		1

	Licona, Kenneth	2	Latitude E6410	8FK50M1	1
			Latitude E6410 Total		1
			Precision WorkStation T3500	2R59ZK1	1
	Lost/Stolen, IT Storage	2	Latitude E5440	4890ZZ1	1
			Latitude E5440 Total		1
	Madyun, Aadil	2	Latitude E5440	6DG2K12	1
			Latitude E5440 Total		1
	Mudduluri, Bhaskar	2	Latitude E5420	GVQKWL1	1
			Latitude E5420 Total		1
	Patel, Mitesh	2	Latitude E5410	4K504N1	1
			Latitude E5410 Total		1
	Qiao, Austin	2	Latitude E5440	CB72K12	1
			Latitude E5440 Total		1
	Rao, Divya	2	Latitude E5440	HXPBP12	1
			Latitude E5440 Total		1
	Savoie, Jeff	2	Latitude E5420	1WPFMQ1	1
			Latitude E5420 Total		1
			Latitude E5440	B9W5K12	1
			Latitude E5440 Total		1
	Sparks, Nicholas	2	Latitude E5410	H1HLXM1	1
			Latitude E5410 Total		1
	St. Pierre, Erik	2	Latitude E5440	6ZK2K12	1
			Latitude E5440 Total		1
	Subramanian, Hariharan	2	Latitude E5410	H4MW5N1	1
			Latitude E5410 Total		1
	Sundarem, Karthey	2	Latitude E5440	47KBP12	1
			Latitude E5440 Total		1
	Swartz, Johann	2	Latitude E5450	6TMDXM1	1
			Latitude E5450 Total		1
	Tran, Trinh	2	Latitude E5420	F0KLWL1	1
			Latitude E5420 Total		1
			OptiPlex 780	BG1BHN1	1
			OptiPlex 780 Total		1
	Wade, Reginald	2	Latitude E5420	C536LQ1	1
			Latitude E5420 Total		1
	Warren, Charles	2	Latitude E5410	97YN7N1	1
			Latitude E5410 Total		1
	Wheeler, Jason	2	Latitude E6410	DWN8SM1	1
			Latitude E6410 Total		1
Spark IT Total					37
Grand Total					143

Employee	Laptop	Serial Number	# of Monitors
Toni Dau	Dell Latitude E6540	S/N CPNXH12	2
Audrey Estrada	Dell Latitude E5430	S/N B9BVFS1	2
Jessica Karakaya	Dell Latitude E6530	S/N JN7Y3X1	2
Monica Leija	Dell Optiplex 780	S/N JJKWN1	2
Lawrence Lowe	Dell Optiplex 780	S/N 6TXMBP1	2
Eliud Marquez	Dell Latitude E6420	S/N 1JMMQ1	2
Milton Richard	Dell Latitude E5430	S/N 9HPPFV1	2
Angela Richardson	Dell Latitude E6540	S/N 342FWZ1	2
Jessica Villa	Dell Optiplex 7010	S/N JFQFTW1	2
Sam Ghoraishi	Dell Optiplex 780	S/N 3MKSFN1	2
Valeria Ortiz	Dell Latitude E6420	S/N HMSS2Q1	2
Jessica Hunter	Dell Optiplex 780	S/N B1TWNS1	2

PRINTERS WITHIN OPERATIONS - 18
MANUFACTURER	TYPE	SERIAL NUMBER
HP	Color LaserJet CP2025	cngsb28918
KONICA MINOLTA	BIZHUB C454	A4FJ011006435
HP	Color LaserJet CP2025	CNGSB52182
HP	LaserJet Pro 400 m401n	VNG4G20325
HP	Color LaserJet CP2025	CNGSC29316
HP	LaserJet Pro 400 m401n	VNG4S2011
HP	LaserJet Pro 400 M451W	CNDG221882
HP	Color LaserJet CP2025	CNGSC08113
HP	LaserJet Pro 400 Color M451nw	CNDG221894
KONICA MINOLTA	BIZHUB C454e	A5C0011009969
HP	LaserJet P2055dn	CNB9909835
KONICA MINOLTA	BIZHUB C654	A2X1011004816
HP	LaserJet P2015dn	CNBJS07906
HP	LaserJet 1536dnf MFP	cng8g2sd80
HP	Color LaserJet CP2025	CNGSC10145
HP	LaserJet M3035 MFP	CNQCB36057
HP	Color LaserJet CP2025	CNGSB37185
HP	Color LaserJet CM2320nf MFP	CNB9957B93

Intellectual Property/Software:

All operating sytems and other software contained in the computers listed above, used or useful in performing the Services on behalf of Client.

EXHIBIT G

TO MASTER SERVICES AGREEMENT
BETWEEN RETAILCO SERVICES, LLC AND SPARK HOLDCO, LLC

INITIAL TRANSFER OF CONTRACTS
FROM CLIENT TO SERVCO

List of Contracts and Agreements

1.	That certain Software Maintenance Agreement dated May 6, 2015, between Voice Solutions, LLC d/b/a Automated Voice & Data Solutions, (“AVDS”) and Spark Energy.

2.	That certain Master Services Agreement dated March 11, 2015, between Spark Energy LLC and its Affiliates and The Burnett Companies Consolidated, Inc. d/b/a Burnett Specialists.

3.	That certain Master Services Agreement dated September 2013, between Fiserv Solutions, Inc. and Spark Energy L.P. and Spark Energy Gas, LP.

4.	That certain Co-Location License Agreement undated between Fibertown Houston, LLC and Spark Energy, LLC.

5.	That certain Service Agreement dated August 17, 2015, between Logix Communications, LP and Spark Energy, LLC.

6.	That certain Temporary Personnel Agreement dated November 1, 2015, between Primary Services, L.P. and Spark Energy, L.P.

7.	That certain undated Agreement between Rite Response and Spark Energy.

8.	That certain Restated Master Services Agreement dated August 8, 2011, between Spark Energy, LP and Search Technology.

9.	That certain Master Services Agreement dated December 24, 2014, between Spark Energy, LLC and its affiliates and Talent Source Solutions, LLC.

10.	That certain Master Services Agreement dated February 21, 2014, between Spark Energy, LP and its affiliates and Technology Partners, Inc.

11.	That certain Restated Master Services Agreement dated August 8, 2011, between Spark Energy, LP and its affiliates and Triad Resources, Inc.

12.	That certain Master Services Agreement dated October 18, 2013, between Spark Energy, LP and its affiliates and Vaco Houston.

13.	That certain Terms of Use undated between Voiance Language Services, LLC and Spark Energy.

14.	That certain Master Services Agreement Basic dated September 30, 2015, between ICS and Spark Energy.

15.	That certain Commercial Service Level Agreement and SAAS Agreement dated August 12, 2015, between WalkMe and Spark Energy.

16.	That certain Restated Master Services Agreement dated August 8, 2011, between Spark Energy, LP and its affiliates and Whitaker IT.

17.	That certain Agreement for Services dated October 1, 2010, between Spark Energy, LP and its affiliates and Whitaker, IT.

18.	That certain Master Services Agreement dated February 5, 2014, between Spark Energy, LP and its affiliates and Wise Men Consultants, Inc.

19.	That certain Service Lease Agreement dated November 30, 2012, between Spark Energy, LP and Pitney Bowes Global Financial.

20.	That certain Master Services Agreement dated November 30, 2012, between Spark Energy, LP and Pitney Bowes.

21.	That certain Master Services Agreement dated November 17, 2015, between Royal & Ross, LP and Spark Energy, LLC.

22.	That certain Master Services Agreement dated January 7, 2010, between Ergos Technology Partners, Inc. and Oasis Energy.

23.	That certain vTone Services Order dated December 9, 2010, between Ergos Technology Partners, Inc. and Oasis Energy.

24.	That certain Services Order dated March 4, 2010, between Ergos Technology Partners, Inc. and Oasis Energy.

25.	That certain Services Order dated September 25, 2014, between Willis Group and Oasis Energy.

26.	That certain Equipment Lease Agreement dated November 13, 2012, between Zeno Imaging and Oasis Power, LLC.

27.	That certain Software License Agreement dated September 1, 2015, between Stormcrest, Inc., and Oasis Energy, LLC.

28.	That certain Internet Services Addendum dated November 10, 2009, between Phonoscope, Inc., as assigned to Phonoscope Light Wave, Inc., and Oasis Power, LLC.

29.	That certain Master Services Agreement dated October 15, 2012, between Intelometry, Inc. and Oasis Power, LLC.

30.	That certain Services Agreement dated August 3, 2009, between Energy Services Group, Inc. and Oasis Power, LLC.

31.	That certain Third Party Sales Agency Agreement dated November 2014, between Navigate Power, LLC and Oasis Power, LLC.

32.	That certain Data Services Agreement, date unknown, COSM Solutions and Oasis Power, LLC.

33.	That certain Long Distance Provider and Conference Bridge Agreement, date unknown, between AT&T and Oasis Power, LLC.

34.	That certain Credit Card Processor Agreement , date unknown, between First Data and Oasis Power, LLC.

35.	That certain Personnel Agreement, date unknown, between Primary Services and Oasis Power, LLC.

36.	That certain staffing agency, date unknown, between Donovan & Watkins and Oasis Power, LLC.

37.	That certain Master Services Agreement, dated May 30, 2013, between ista North America, Inc. and Spark Energy, L.P.

38.	That certain Collections Agreement, date unknown, between CRF Solutions and Spark Energy, LLC.

39.	That certain Commercial Users Agreement, dated February 4, 2014, between Virtual PBX and Spark Energy.

40.	That certain Safekeeping Agreement, dated June 9, 2006, between Safesite, Inc. and Spark Energy, L.P.

41.	That certain Customer Agreement for Placement Services, dated April 6, 2011, between Robert Half International, Inc. and Spark Energy, L.P.

42.	That certain Collections Agreement, date unknown, between National Credit Recovery and Spark Energy, LLC.

43.	That certain Master Service Agreement, date unknown, between Tibco and Spark Energy, LLC, IT.

44.	That certain Master Service Agreement, date unknown, between Nobel Systems and Spark Energy, LLC, IT.